Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated February 19, 2025 relating to the consolidated financial statements of First Majestic Silver Corp. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2024. We also consent to the reference to us under the heading “Interest of Experts” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada

September 24, 2025